Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-198735

The Goldman Sachs Group, Inc. $2,500,000 Buffered S&P 500® Equal Weight Energy Index-Linked Notes due 2017

The notes do not bear interest.  The amount that you will be paid on your notes on the stated maturity date (January 18, 2017) is based on the performance of the S&P 500® Equal Weight Energy Index as measured from the trade date (January 12, 2015) to and including the determination date (January 12, 2017).  If the final index level on the determination date is greater than the initial index level of 2,234.00, the return on your notes will be positive, subject to the maximum settlement amount ($1,680.00 for each $1,000 face amount of your notes).  If the final index level declines by up to 10.00% from the initial index level, you will receive the face amount of your notes. If the final index level declines by more than 10.00% from the initial index level, the return on your notes will be negative.  You could lose your entire investment in the notes.

To determine your payment at maturity, we will calculate the index return, which is the percentage increase or decrease in the final index level from the initial index level. On the stated maturity date, for each $1,000 face amount of your notes, you will receive an amount in cash equal to:

•      if the index return is positive (the final index level is greater than the initial index level), the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the index return, subject to the maximum settlement amount;

•      if the index return is zero or negative but not below -10.00% (the final index level is equal to or less than the initial index level but not by more than 10.00%), $1,000; or

•      if the index return is negative and is below -10.00% (the final index level is less than the initial index level by more than 10.00%), the sum of (i) $1,000 plus (ii) the product of (a) approximately 1.1111 times (b) the sum of the index return plus 10.00% times (c) $1,000.

Your investment in the notes involves certain risks, including, among other things, our credit risk.  See page PS-11.

You should read the additional disclosure herein so that you may better understand the terms and risks of your investment.

The estimated value of your notes at the time the terms of your notes were set on the trade date (as determined by reference to pricing models used by Goldman, Sachs & Co. (GS&Co.) and taking into account our credit spreads) was equal to approximately $970 per $1,000 face amount, which is less than the original issue price.  The value of your notes at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell notes (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise equals approximately $990 per $1,000 face amount, which exceeds the estimated value of your notes as determined by reference to these models.  The amount of the excess will decline on a straight line basis over the period from the trade date through May 12, 2015.

Original issue date:	January 20, 2015	Original issue price:	100.00% of the face amount
Underwriting discount:	1.65% of the face amount	Net proceeds to the issuer:	98.35% of the face amount

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus.  Any representation to the contrary is a criminal offense. The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman, Sachs & Co.

Pricing Supplement No. 3429 dated January 12, 2015.

The issue price, underwriting discount and net proceeds listed above relate to the notes we sell initially.  We may decide to sell additional notes after the date of this pricing supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in notes will depend in part on the issue price you pay for such notes.

Goldman Sachs may use this prospectus in the initial sale of the notes. In addition, Goldman, Sachs & Co. or any other affiliate of Goldman Sachs may use this prospectus in a market-making transaction in a note after its initial sale.  Unless Goldman Sachs or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.

About Your Prospectus

The notes are part of the Medium-Term Notes, Series D program of The Goldman Sachs Group, Inc. This prospectus includes this pricing supplement and the accompanying documents listed below. This pricing supplement constitutes a supplement to the documents listed below and should be read in conjunction with such documents:

•                  Product supplement no. 3136 dated September 15, 2014

•                  General terms supplement dated September 26, 2014

•                  Prospectus supplement dated September 15, 2014

•                  Prospectus dated September 15, 2014

The information in this pricing supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your notes.

Goldman Sachs

INVESTMENT THESIS

- For investors willing to forgo gains above a maximum payment of 168.00% of the face amount in exchange for a buffer against loss of principal in the event of a decline of up to 10.00% in the final underlier level relative to the initial underlier level.
- For investors willing to forgo interest payments and risk losing their entire investment for the potential to earn 100.00% of any positive return of the underlier up to a maximum payment of 168.00% of the face amount

DETERMINING THE CASH SETTLEMENT AMOUNT

At maturity, for each $1,000 face amount, the investor will receive (in each case as a percentage of the face amount):

- If the final underlier level is above 100.00% of its initial level, 100.00% plus the underlier return, subject to a maximum of 168.00%
- If the final underlier level is between 90.00% and 100.00% of its initial level, 100.00%
- If the final underlier level is below 90.00% of its initial level, 100.00% minus approximately 1.1111% for every 1.00% that the underlier has declined below 90.00% of its initial level

If the final underlier level declines by more than 10.00% from the initial underlier level, the return on the notes will be negative and the investor could lose their entire investment in the notes.

KEY TERMS

Issuer:	The Goldman Sachs Group, Inc.
Underlier:	The S&P 500® Equal Weight Energy Index (Bloomberg symbol, "S10 Index")
Face Amount:	$2,500,000 in the aggregate; each note will have a face amount equal to $1,000
Trade Date:	January 12, 2015
Settlement Date:	January 20, 2015
Determination Date:	January 12, 2017
Stated Maturity Date:	January 18, 2017
Initial Underlier Level:	2,234.00
Final Underlier Level:	The closing level of the underlier on the determination date
Underlier Return:	The *quotient* of (i) the final underlier level *minus* the initial underlier level *divided by* (ii) the initial underlier level, expressed as a positive or negative percentage.
Upside Participation Rate:	100.00%
Buffer Level:	90.00% of the initial underlier level (equal to a -10.00% underlier return)
Buffer Amount:	10.00%
Buffer Rate:	The *quotient* of the initial underlier level *divided* by the buffer level, which equals approximately 111.11%
Maximum Settlement Amount:	$1,680.00
Cap Level:	168.00% of the initial underlier level
CUSIP/ISIN:	38148L155 / US38148L1558

HYPOTHETICAL PAYMENT AT MATURITY

Hypothetical Cash Settlement Amount as % of Face Amount
Hypothetical Final Underlier Level as % of Initial Underlier Level
168%
90%
168%
0
50
100
150
200

Hypothetical Final Underlier Level (as % of Initial Underlier Level)	Hypothetical Cash Settlement Amount (as % of Face Amount)
210.000%	168.000%
200.000%	168.000%
170.000%	168.000%
168.000%	**168.000%**
150.000%	150.000%
125.000%	125.000%
105.000%	105.000%
100.000%	**100.000%**
94.000%	100.000%
90.000%	**100.000%**
75.000%	83.333%
50.000%	55.556%
25.000%	27.778%
0.000%	**0.000%**

RISKS

SUMMARY INFORMATION

We refer to the notes we are offering by this pricing supplement as the “offered notes” or the “notes”. Each of the offered notes, including your notes, has the terms described below.  Please note that in this pricing supplement, references to “The Goldman Sachs Group, Inc.”, “we”, “our” and “us” mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated September 15, 2014, as supplemented by the accompanying prospectus supplement, dated September 15, 2014, of The Goldman Sachs Group, Inc. relating to the Medium-Term Notes, Series D program of The Goldman Sachs Group, Inc., references to the “accompanying general terms supplement” mean the accompanying general terms supplement, dated September 26, 2014, of The Goldman Sachs Group, Inc. and references to the “accompanying product supplement no. 3136” mean the accompanying product supplement no. 3136, dated September 15, 2014, of The Goldman Sachs Group, Inc.

This section is meant as a summary and should be read in conjunction with the section entitled “General Terms of the Underlier-Linked Notes” on page S-35 of the accompanying product supplement no. 3136 and “Supplemental Terms of the Notes” on page S-13 of the accompanying general terms supplement. Please note that certain features, as noted below, described in the accompanying product supplement no. 3136 and general terms supplement are not applicable to the notes. This pricing supplement supersedes any conflicting provisions of the accompanying product supplement no. 3136 or the accompanying general terms supplement.

Key Terms

Issuer:  The Goldman Sachs Group, Inc.

Underlier: the S&P 500® Equal Weight Energy Index (Bloomberg symbol, “S10 Index”), as published by S&P Dow Jones Indices (“S&P”)

Specified currency:  U.S. dollars (“$”)

Terms to be specified in accordance with the accompanying product supplement no. 3136:

•                  type of notes: notes linked to a single underlier

•                  exchange rates: not applicable

•                  averaging dates: not applicable

•                  redemption right or price dependent redemption right: not applicable

•                  cap level: yes, as described below

•                  buffer level: yes, as described below

•                  interest: not applicable

Face amount: each note will have a face amount of $1,000; $2,500,000 in the aggregate for all the offered notes; the aggregate face amount of the offered notes may be increased if the issuer, at its sole option, decides to sell an additional amount of the offered notes on a date subsequent to the date of this pricing supplement

Purchase at amount other than face amount: the amount we will pay you at the stated maturity date for your notes will not be adjusted based on the issue price you pay for your notes, so if you acquire notes at a premium (or discount) to face amount and hold them to the stated maturity date, it could affect your investment in a number of ways. The return on your investment in such notes will be lower (or higher) than it would have been had you purchased the notes at face amount. Also, the stated buffer level would not offer the same measure of protection to your investment as would be the case if you had purchased the notes at face amount. Additionally, the cap level would be triggered at a lower (or higher) percentage return than indicated below, relative to your initial investment. See “Additional Risk Factors Specific to Your Notes — If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will be Negatively Affected” on page PS-13 of this pricing supplement.

Supplemental discussion of U.S. federal income tax consequences: you will be obligated pursuant to the terms of the notes — in the absence of a change in law, an administrative determination or a judicial ruling to the contrary — to characterize each note for all tax purposes as a pre-paid derivative contract in respect of the underlier, as described under “Supplemental Discussion of Federal Income Tax Consequences” on page S-42 of the accompanying product supplement no. 3136. Pursuant to this approach, it is the opinion of Sidley Austin LLP that upon the sale, exchange or maturity of your notes, it would be reasonable for you to recognize capital gain or loss equal to the difference, if any, between the amount of cash you receive at such time and your tax basis in your notes.  Pursuant to Treasury regulations, Foreign Account Tax Compliance Act (FATCA) withholding (as described in “United States Taxation—Taxation of Debt Securities—Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus) will generally apply to obligations that are issued on or after July 1, 2014; therefore, the notes will generally be subject to FATCA withholding. However, according to final Treasury regulations, the withholding tax described above will not apply to payments of gross proceeds from the sale, exchange or other disposition of the notes made before January 1, 2017.

Cash settlement amount (on the stated maturity date): for each $1,000 face amount of your notes, we will pay you on the stated maturity date an amount in cash equal to:

•                  if the final underlier level is greater than or equal to the cap level, the maximum settlement amount;

•                  if the final underlier level is greater than the initial underlier level but less than the cap level, the sum of (1) $1,000 plus (2) the product of (i) $1,000 times (ii) the upside participation rate times (iii) the underlier return;

•                  if the final underlier level is equal to or less than the initial underlier level but greater than or equal to the buffer level, $1,000; or

•                  if the final underlier level is less than the buffer level, the sum of (1) $1,000 plus (2) the product of (i) $1,000 times (ii) the buffer rate times (iii) the sum of the underlier return plus the buffer amount

Initial underlier level: 2,234.00

Final underlier level: the closing level of the underlier on the determination date, except in the limited circumstances described under “Supplemental Terms of the Notes — Consequences of a Market Disruption Event or a Non-Trading Day” on page S-19 of the accompanying general terms supplement and subject to adjustment as provided under “Supplemental Terms of the Notes — Discontinuance or Modification of an Underlier” on page S-23 of the accompanying general terms supplement

Underlier return:  the quotient of (1) the final underlier level minus the initial underlier level divided by (2) the initial underlier level, expressed as a percentage

Upside participation rate: 100.00%

Cap level: 168.00% of the initial underlier level

Maximum settlement amount: $1,680.00

Buffer level: 90.00% of the initial underlier level

Buffer amount: 10.00%

Buffer rate:  the quotient of the initial underlier level divided by the buffer level, which equals approximately 111.11%

Trade date: January 12, 2015

Original issue date (settlement date): January 20, 2015

Determination date: January 12, 2017, subject to adjustment as described under “Supplemental Terms of the Notes —Determination Date” on page S-14 of the accompanying general terms supplement

Stated maturity date: January 18, 2017, subject to adjustment as described under “Supplemental Terms of the Notes — Stated Maturity Date” on page S-13 of the accompanying general terms supplement

No interest:  the offered notes do not bear interest

No listing:  the offered notes will not be listed on any securities exchange or interdealer quotation system

No redemption:  the offered notes will not be subject to redemption right or price dependent redemption right

Closing level:  as described under “Supplemental Terms of the Notes — Special Calculation Provisions — Closing Level” on page S-27 of the accompanying general terms supplement

Business day:  as described under “Supplemental Terms of the Notes — Special Calculation Provisions — Business Day” on page S-27 of the accompanying general terms supplement

Trading day:  as described under “Supplemental Terms of the Notes — Special Calculation Provisions — Trading Day” on page S-27 of the accompanying general terms supplement

Use of proceeds and hedging:  as described under “Use of Proceeds” and “Hedging” on page S-40 of the accompanying product supplement no. 3136

ERISA:  as described under “Employee Retirement Income Security Act” on page S-49 of the accompanying product supplement no. 3136

Supplemental plan of distribution:  as described under “Supplemental Plan of Distribution” on page S-50 of the accompanying product supplement no. 3136; The Goldman Sachs Group, Inc. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $10,000.

The Goldman Sachs Group, Inc. has agreed to sell to Goldman, Sachs & Co., and Goldman, Sachs & Co.  has agreed to purchase from The Goldman Sachs Group, Inc., the aggregate face amount of the offered notes specified on the front cover of this pricing supplement.  Goldman, Sachs & Co. proposes initially to offer the notes to the public at the original issue price set forth on the cover page of this pricing supplement. The underwriting discount set forth on the cover page of this pricing supplement per $1,000 face amount is comprised of $1.50 of underwriting fees and $15.00 of selling commission.

We will deliver the notes against payment therefor in New York, New York on January 20, 2015, which is the fifth scheduled business day following the date of this pricing supplement and of the pricing of the notes. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to three business days before delivery will be required, by virtue of the fact that the notes will initially settle in five business days (T + 5), to specify alternative settlement arrangements to prevent a failed settlement.

We have been advised by Goldman, Sachs & Co. that it intends to make a market in the notes. However, neither Goldman, Sachs & Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for the notes.

Calculation agent:  Goldman, Sachs & Co.

CUSIP no.: 38148L155

ISIN no.: US38148L1558

FDIC: the notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank

HYPOTHETICAL EXAMPLES

The following table and chart are provided for purposes of illustration only.  They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that the various hypothetical underlier levels on the determination date could have on the cash settlement amount at maturity assuming all other variables remain constant.

The examples below are based on a range of final underlier levels that are entirely hypothetical; no one can predict what the underlier level will be on any day throughout the life of your notes, and no one can predict what the final underlier level will be on the determination date. The underlier has been highly volatile in the past — meaning that the underlier level has changed considerably in relatively short periods — and its performance cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date at the face amount and held to the stated maturity date.  If you sell your notes in a secondary market prior to the stated maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the table below such as interest rates, the volatility of the underlier and our creditworthiness.  In addition, the estimated value of your notes at the time the terms of your notes were set on the trade date (as determined by reference to pricing models used by Goldman, Sachs & Co.) was less than the original issue price of your notes.  For more information on the estimated value of your notes, see “Additional Risk Factors Specific to Your Notes — The Estimated Value of Your Notes At the Time the Terms of Your Notes Were Set On the Trade Date (as Determined By Reference to Pricing Models Used By Goldman, Sachs & Co.) Was Less Than the Original Issue Price Of Your Notes” on page PS-11 of this pricing supplement.  The information in the table also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions
Face amount	$1,000
Upside participation rate	100.00%
Cap level	168.00% of the initial underlier level
Maximum settlement amount	$1,680.00
Buffer level	90.00% of the initial underlier level
Buffer rate	approximately 111.11%
Buffer amount	10.00%
Neither a market disruption event nor a non-trading day occurs on the originally scheduled determination date
No change in or affecting any of the underlier stocks or the method by which the underlier sponsor calculates the underlier
Notes purchased on original issue date at the face amount and held to the stated maturity date

For these reasons, the actual performance of the underlier over the life of your notes, as well as the amount payable at maturity, if any, may bear little relation to the hypothetical examples shown below or to the historical underlier levels shown elsewhere in this pricing supplement.  For information about the historical levels of the underlier during recent periods, see “The Underlier — Historical Closing Levels of the Underlier” below.  Before investing in the offered notes, you should consult publicly available information to determine the levels of the underlier between the date of this pricing supplement and the date of your purchase of the offered notes.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes.  Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the underlier stocks.

The levels in the left column of the table below represent hypothetical final underlier levels and are expressed as percentages of the initial underlier level.  The amounts in the right column represent the hypothetical cash settlement amounts, based on the corresponding hypothetical final underlier level (expressed as a percentage of the initial underlier level), and are expressed as percentages of the face amount of a note (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical cash settlement amount of 100.000% means that the value of the cash payment that we would deliver for each $1,000 of the outstanding face amount of the offered notes on the stated maturity date would equal 100.000% of the face amount of a note, based on the corresponding hypothetical final underlier level (expressed as a percentage of the initial underlier level) and the assumptions noted above.

Hypothetical Final Underlier Level	Hypothetical Cash Settlement Amount
(as Percentage of Initial Underlier Level)	(as Percentage of Face Amount)
200.000%	168.000%
190.000%	168.000%
180.000%	168.000%
170.000%	168.000%
168.000%	168.000%
150.000%	150.000%
125.000%	125.000%
110.000%	110.000%
100.000%	100.000%
97.000%	100.000%
94.000%	100.000%
92.000%	100.000%
90.000%	100.000%
75.000%	83.333%
50.000%	55.556%
25.000%	27.778%
0.000%	0.000%

If, for example, the final underlier level were determined to be 25.000% of the initial underlier level, the cash settlement amount that we would deliver on your notes at maturity would be approximately 27.778% of the face amount of your notes, as shown in the table above.  As a result, if you purchased your notes on the original issue date at the face amount and held them to the stated maturity date, you would lose approximately 72.222% of your investment (if you purchased your notes at a premium to face amount you would lose a correspondingly higher percentage of your investment).  In addition, if the final underlier level were determined to be 200.000% of the initial underlier level, the cash settlement amount that we would deliver on your notes at maturity would be capped at the maximum settlement amount (expressed as a percentage of the face amount), or 168.000% of each $1,000 face amount of your notes, as shown in the table above.  As a result, if you held your notes to the stated maturity date, you would not benefit from any increase in the final underlier level over 168.000% of the initial underlier level.

The following chart also shows a graphical illustration of the hypothetical cash settlement amounts (expressed as a percentage of the face amount of your notes) that we would pay on your notes on the stated maturity date, if the final underlier level (expressed as a percentage of the initial underlier level) were any of the hypothetical levels shown on the horizontal axis. The chart shows that any hypothetical final underlier level (expressed as a percentage of the initial underlier level) of less than 90.000% (the section left of the 90.000% marker on the horizontal axis) would result in a hypothetical cash settlement amount of less than 100.000% of the face amount of your notes (the section below the 100.000% marker on the vertical axis) and, accordingly, in a loss of principal to the holder of the notes. The chart also shows that any hypothetical final underlier level (expressed as a percentage of the initial underlier level) of greater than or equal to 168.000% (the section right of the 168.000% marker on the horizontal axis) would result in a capped return on your investment.

Note Performance
Underlier Performance
Hypothetical Cash Settlement Amount as % of Face Amount
200
150
100
50
0
168%
90%
168%
0
50
100
150
200
Hypothetical Final Underlier Level as % of Initial Underlier Level

The cash settlement amounts shown above are entirely hypothetical; they are based on market prices for the underlier stocks that may not be achieved on the determination date and on assumptions that may prove to be erroneous.  The actual market value of your notes on the stated maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical cash settlement amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes.  The hypothetical cash settlement amounts on notes held to the stated maturity date in the examples above assume you purchased your notes at their face amount and have not been adjusted to reflect the actual issue price you pay for your notes. The return on your investment (whether positive or negative) in your notes will be affected by the amount you pay for your notes. If you purchase your notes for a price other than the face amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Additional Risk Factors Specific to the Underlier-Linked Notes — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” on page S-32 of the accompanying product supplement no. 3136.

Payments on the notes are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the notes are economically equivalent to a combination of an interest-bearing bond bought by the holder and one or more options entered into between the holder and us (with one or more implicit option premiums paid over time). The discussion in this paragraph does not modify or affect the terms of the notes or the U.S. federal income tax treatment of the notes, as described elsewhere in this pricing supplement.

We cannot predict the actual final underlier level or what the market value of your notes will be on any particular trading day, nor can we predict the relationship between the underlier level and the market value of your notes at any time prior to the stated maturity date.  The actual amount that you will receive, if any, at maturity and the rate of return on the offered notes will depend on the actual final underlier level determined by the calculation agent as described above.  Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate.  Consequently, the amount of cash to be paid in respect of your notes, if any, on the stated maturity date may be very different from the information reflected in the table and chart above.

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks and considerations described in the accompanying prospectus dated September 15, 2014, in the accompanying prospectus supplement dated September 15, 2014, under “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement, and under “Additional Risk Factors Specific to the Underlier-Linked Notes” in the accompanying product supplement no. 3136. You should carefully review these risks and considerations as well as the terms of the notes described herein and in the accompanying prospectus, dated September 15, 2014, as supplemented by the accompanying prospectus supplement, dated September 15, 2014, the accompanying general terms supplement, dated September 26, 2014, and the accompanying product supplement no. 3136, dated September 15, 2014, of The Goldman Sachs Group, Inc. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the underlier stocks, i.e., the stocks comprising the underlier to which your notes are linked. You should carefully consider whether the offered notes are suited to your particular circumstances.

The Estimated Value of Your Notes At the Time the Terms of Your Notes Were Set On the Trade Date (as Determined By Reference to Pricing Models Used By Goldman, Sachs & Co.) Was Less Than the Original Issue Price Of Your Notes

The original issue price for your notes exceeds the estimated value of your notes as of the time the terms of your notes were set on the trade date, as determined by reference to Goldman, Sachs & Co.’s pricing models and taking into account our credit spreads. Such estimated value on the trade date is set forth on the cover of this pricing supplement; after the trade date, the estimated value as determined by reference to these models will be affected by changes in market conditions, our creditworthiness and other relevant factors.  The price at which Goldman, Sachs & Co. would initially buy or sell your notes (if Goldman, Sachs & Co. makes a market, which it is not obligated to do), and the value that Goldman, Sachs & Co. will initially use for account statements and otherwise, also exceeds the estimated value of your notes as determined by reference to these models.  As agreed by Goldman, Sachs & Co. and the distribution participants, the amount of this excess will decline on a straight line basis over the period from the date hereof through the applicable date set forth on the cover.  Thereafter, if Goldman, Sachs & Co. buys or sells your notes it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time.  The price at which Goldman, Sachs & Co. will buy or sell your notes at any time also will reflect its then current bid and ask spread for similar sized trades of structured notes.

In estimating the value of your notes as of the time the terms of your notes were set on the trade date, as disclosed on the front cover of this pricing supplement, Goldman, Sachs & Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the notes.  These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your notes in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your notes determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others.  See “Additional Risk Factors Specific to the Underlier-Linked Notes — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” on page S-32 of the accompanying product supplement no. 3136.

The difference between the estimated value of your notes as of the time the terms of your notes were set on the trade date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the notes, and an estimate of the difference between the amounts we pay to Goldman, Sachs & Co. and the amounts Goldman, Sachs & Co. pays to us in connection with your notes. We pay to Goldman, Sachs & Co. amounts based on what we would pay to holders of a non-structured note with a similar maturity.  In return for such payment, Goldman, Sachs & Co. pays to us the amounts we owe under your notes.

In addition to the factors discussed above, the value and quoted price of your notes at any time will reflect many factors and cannot be predicted.  If Goldman, Sachs & Co. makes a market in the notes, the price quoted by Goldman, Sachs & Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness. These changes may adversely affect the value of your notes, including the price you may receive for your notes in any market making transaction. To the extent that Goldman, Sachs & Co. makes a market in the notes, the quoted price will reflect the estimated value determined by reference to Goldman, Sachs & Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured notes (and subject to the declining excess amount described above).

Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount.  This commission or discount will further reduce the proceeds you would receive for your notes in a secondary market sale.

There is no assurance that Goldman, Sachs & Co. or any other party will be willing to purchase your notes at any price and, in this regard, Goldman, Sachs & Co. is not obligated to make a market in the notes. See “Additional Risk Factors Specific to the Underlier-Linked Notes — Your Notes May Not Have an Active Trading Market” on page S-31 of the accompanying product supplement no. 3136.

The Notes Are Subject to the Credit Risk of the Issuer

Although the return on the notes will be based on the performance of the underlier, the payment of any amount due on the notes is subject to our credit risk. The notes are our unsecured obligations.  Investors are dependent on our ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness.  See “Description of the Notes We May Offer — Information About Our Medium-Term Notes, Series D Program — How the Notes Rank Against Other Debt” on page S-4 of the accompanying prospectus supplement.

The Amount Payable on Your Notes Is Not Linked to the Level of the Underlier at Any Time Other than the Determination Date

The final underlier level will be based on the closing level of the underlier on the determination date (subject to adjustment as described elsewhere in this pricing supplement). Therefore, if the closing level of the underlier dropped precipitously on the determination date, the cash settlement amount for your notes may be significantly less than it would have been had the cash settlement amount been linked to the closing level of the underlier prior to such drop in the level of the underlier.  Although the actual level of the underlier on the stated maturity date or at other times during the life of your notes may be higher than the final underlier level, you will not benefit from the closing level of the underlier at any time other than on the determination date.

You May Lose Your Entire Investment in the Notes

You can lose your entire investment in the notes. The cash payment on your notes, if any, on the stated maturity date will be based on the performance of the S&P 500® Equal Weight Energy Index as measured from the initial underlier level to the closing level on the determination date. If the final underlier level is less than the buffer level, you will have a loss for each $1,000 of the face amount of your notes equal to the product of the buffer rate times the sum of the underlier return plus the buffer amount times $1,000. Thus, you may lose your entire investment in the notes, which would include any premium to face amount you paid when you purchased the notes.

Also, the market price of your notes prior to the stated maturity date may be significantly lower than the purchase price you pay for your notes.  Consequently, if you sell your notes before the stated maturity date, you may receive far less than the amount of your investment in the notes.

Your Notes Do Not Bear Interest

You will not receive any interest payments on your notes. As a result, even if the cash settlement amount payable for your notes on the stated maturity date exceeds the face amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

The Potential for the Value of Your Notes to Increase Will Be Limited

Your ability to participate in any change in the value of the underlier over the life of your notes will be limited because of the cap level.  The maximum settlement amount will limit the cash settlement amount you may receive for each of your notes at maturity, no matter how much the level of the underlier may rise beyond the cap level over the life of your notes.  Accordingly, the amount payable for each of your notes may be significantly less than it would have been had you invested directly in the underlier.

Your Notes Are Concentrated in the Energy Sector

All of the stocks included in the S&P 500® Equal Weight Energy Index are issued by companies whose primary line of business is directly associated with the energy sector of the U.S. equity market. Energy companies in the underlier develop and produce crude oil and natural gas and provide drilling and other energy resources production and distribution related services. Stock prices for these types of companies are affected by supply and demand both for their specific product or service and for energy products in general. The price of oil and gas, exploration and production spending, government regulation, world events and economic conditions will likewise affect the performance of these companies. Correspondingly, securities of companies in the energy field are subject to swift price and supply fluctuations caused by events relating to international politics, energy conservation, the success of exploration projects, and tax and other governmental regulatory policies. Weak demand for the companies’ products or services or for energy products and services in general, as well as negative developments in these other areas, would adversely impact the underlying equity’s performance and therefore, the market value of the notes.  Energy companies also face a significant risk of civil liability from accidents resulting in injury or loss of life or property, pollution or other environmental mishaps, equipment malfunctions or mishandling of materials and risk of loss from terrorism and natural disasters.

In addition, the S&P 500® Equal Weight Energy Index reflects the performance of companies in the energy sector (as classified by S&P) and therefore may be adversely affected by the performance of those companies, may be subject to increased price volatility and may be more susceptible to adverse economic, market, political or regulatory occurrences affecting the energy sector.  The energy sector has experienced and may continue to experience political, economic and regulatory uncertainty.  The performance of the underlier may be negatively affected by the continuing volatility of the energy sector of the Global Industry Classification Standard (“GICS”).

The S&P 500® Equal Weight Energy Index is Concentrated in a Small Number of Companies

In addition to the sector concentration risk discussed above, the S&P 500® Equal Weight Energy Index is composed of stocks from a small number of companies relative to a more broad-based equity index, such as the S&P 500®  Index.  As a result, your notes may be more susceptible to the risks associated with the included companies, or to a single economic, political or regulatory occurrence affecting these companies.

You Have No Shareholder Rights or Rights to Receive Any Underlier Stock

Investing in your notes will not make you a holder of any of the underlier stocks.  Neither you nor any other holder or owner of your notes will have any voting rights, any right to receive dividends or other distributions, any rights to make a claim against the underlier stocks or any other rights with respect to the underlier stocks.  Your notes will be paid in cash and you will have no right to receive delivery of any underlier stocks.

We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate face amount of the notes subsequent to the date of this pricing supplement.  The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of this pricing supplement.

If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will be Negatively Affected

The cash settlement amount will not be adjusted based on the issue price you pay for the notes. If you purchase notes at a price that differs from the face amount of the notes, then the return on your investment in such notes held to the stated maturity date will differ from, and may be substantially less than, the return on notes purchased at face amount. If you purchase your notes at a premium to face amount and hold them to the stated maturity date the return on your investment in the notes will be lower than it would have been had you purchased the notes at face amount or a discount to face amount. In addition, the impact of the buffer level and the cap level on the return on your investment will depend upon the price you pay for your notes relative to face amount. For example, if you purchase your notes at a premium to face amount, the cap level will only permit a lower percentage increase in your investment in the notes than would have been the case for notes purchased at face amount or a discount to face amount. Similarly, the buffer level, while still providing some protection for the return on the notes, will allow a greater percentage decrease in your investment in the notes than would have been the case for notes purchased at face amount or a discount to face amount.

Your Notes May Be Subject to an Adverse Change in Tax Treatment in the Future

The Internal Revenue Service announced on December 7, 2007 that it is considering issuing guidance regarding the proper U.S. federal income tax treatment of an instrument such as your notes that are currently characterized as pre-paid derivative contracts, and any such guidance could adversely affect the tax treatment and the value of your notes.  Among other things, the Internal Revenue Service may decide to require the holders to accrue ordinary income on a current basis and recognize ordinary income on payment at maturity, and could subject non-U.S. investors to withholding tax.  Furthermore, in 2007,  legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your notes after the bill was enacted to accrue interest income over the term of such notes even though there may be no interest payments over the term of such notes.  It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of such notes. We describe these developments in more detail under “Supplemental Discussion of Federal Income Tax Consequences” on page S-42 of the accompanying product supplement no. 3136. You should consult your tax advisor about this matter.  Except to the extent otherwise provided by law, The Goldman Sachs Group, Inc. intends to continue treating the notes for U.S. federal income tax purposes in accordance with the treatment described under “Supplemental Discussion of Federal Income Tax Consequences” on page S-42 of the accompanying product supplement no. 3136 unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate.

The Treasury Department has issued proposed regulations under which amounts paid or deemed paid on certain financial instruments that are treated as attributable to U.S.-source dividends could be treated, in whole or in part depending on the circumstances, as a "dividend equivalent" payment that is subject to tax at a rate of 30% (or a lower rate under an applicable treaty), which in the case of any amounts you receive upon sale, exchange or maturity of your notes, could be collected via withholding. The proposed regulations, if finalized in their current form, would apply to payments made or deemed made on or after January 1, 2016. In a recently published notice, the Internal Revenue Service and the Treasury Department announced their intent that the proposed regulations, if finalized, would only apply to financial instruments that are issued on or after 90 days after the date of publication of final regulations. Accordingly, the proposed regulations, if finalized, should not apply to the notes. As significant aspects of the application of these regulations to the notes are uncertain, depending upon the exact content of any final regulations, we may be required to withhold such taxes if any dividends are paid on the underlier during the term of the notes. We could also require you to make certifications prior to the maturity of the notes in order to avoid or minimize withholding obligations, and we could withhold accordingly (subject to your potential right to claim a refund from the Internal Revenue Service) if such certifications were not received or were not satisfactory. If withholding is required, we will not be required to pay any additional amounts with respect to amounts so withheld. You should consult your tax advisor concerning the potential application of these regulations (or subsequent regulations and other official guidance) to payments you receive on the notes and regarding any other possible alternative characterizations of your notes for U.S. federal income tax purposes.

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Notes, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Notes to Provide Information to Tax Authorities

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus for a description of the applicability of FATCA to payments made on your notes.

THE UNDERLIER

The S&P 500® Equal Weight Energy Index (the “Index”) is a modified market capitalization-based index and is one of the S&P 500® Equal Weight Sector Indices derived from the S&P 500® Equal Weight Index, which is the equally-weighted version of the S&P 500® Index. The Index is intended to track the equally-weighted performance of companies that are constituents of the S&P 500® Index and that are considered to operate primarily in the energy sector of the U.S. economy, as defined by the GICS methodology. The Index measures the performance of the stock of each such company in the S&P 500® Index, giving every Index stock an equal weight within the Index. The GICS methodology and classification assignments are jointly maintained by S&P Dow Jones Indices and MSCI, another index sponsor or index provider. Companies in the Index include energy firms whose business lines range from developing and producing crude oil and natural gas and providing drilling and other energy-related services. The Index is calculated, maintained and published by S&P Dow Jones Indices.  Additional information is available on the following website: http://www.spdji.com. We are not incorporating by reference this website or any material it includes in this pricing supplement.

Each company in the S&P 500® Index is classified based on the GICS methodology. The GICS was developed by S&P Dow Jones Indices and MSCI in 1999 and is intended to provide a consistent set of global sector and industry definitions. However, the GICS methodology is not used by all index sponsors, so comparisons between sector indices maintained by differing index sponsors may not be valid. The GICS classifies companies into four levels of detail: 10 sectors, 24 industry groups, 67 industries and 156 sub-industries. The GICS methodology assigns each company to a sub-industry, and to a corresponding industry, industry group and sector, according to the definition of that company’s principal business activity.  Revenues are a key measure of a company’s business activity, though earnings and market perception are also recognized as important and relevant information for classification purposes and are taken into account during the review process.  A company’s industry classification is reviewed no less frequently than annually, and companies are continually monitored for corporate actions. The GICS itself is reviewed annually for changes or additions to the four classification levels.

The energy sector of the GICS (the “GICS Energy Sector”) is composed of one industry group (Energy), two industries (Energy Equipment & Services and Oil, Gas & Consumable Fuels) and seven sub-industries (Oil & Gas Drilling, Oil & Gas Equipment & Services, Integrated Oil & Gas, Oil & Gas Exploration & Production, Oil & Gas Refining & Marketing, Oil & Gas Storage & Transportation and Coal & Consumable Fuels). The following types of companies are included in the GICS Energy Sector: drilling contractors or owners of drilling rigs that contract their services for drilling wells; manufacturers of equipment, including drilling rigs and equipment and providers of supplies and services to companies involved in the drilling, evaluation and completion of oil and gas wells; integrated oil companies engaged in the exploration and production of oil and gas, as well as at least one other significant activity in either refining, marketing and transportation or chemicals; companies engaged in the exploration and production of oil and gas not classified elsewhere; companies engaged in the refining and marketing of oil, gas and/or refined products not classified in the Integrated Oil & Gas or Independent Power Producers & Energy Traders sub-industries; companies engaged in the storage and/or transportation of oil, gas and/or refined products (which include diversified midstream natural gas companies facing competitive markets, oil and refined product pipelines, coal slurry pipelines and oil & gas shipping companies); and companies primarily involved in the production and mining of coal, related products and other consumable fuels related to the generation of energy (but excluding companies primarily producing gases classified in the Industrial Gases sub-industry and companies primarily mining for metallurgical (coking) coal used for steel production).

The Index is intended to maintain a portfolio of equally-weighted stocks of companies included in the energy sector of the S&P 500® Index, thus providing a performance benchmark for the energy sector of the U.S. equity markets in a size-neutral manner.  As stock prices move, the weights will shift and exact equality will be lost. Therefore, the Index is rebalanced quarterly to re-establish the proper weighting.

S&P Dow Jones Indices calculates the value of the Index (the “Index Value”, discussed below in further detail), based on the aggregate Adjusted Market Value (as defined below) of the common stocks of companies included in the energy sector of the S&P 500® Index as of a particular time. In an equally-weighted index, the market capitalization of each stock used in the calculation of the value of the index is redefined so that each index constituent has an equal weight in the index at each rebalancing date. The “Adjusted Market Value” of any Index stock is the product of the market price per share times the number of the then outstanding shares of such Index stock times the float adjustment factor (which is referred to as the Investable Weight Factor) times an adjustment factor assigned to such Index stock at each rebalancing date to achieve equal weighting within the Index.

As of December 29, 2014, stocks of the following companies were the ten largest constituents (by percentage weight) in the underlier: Nabors Industries Ltd. (2.73%), Denbury Resources, Inc. (2.70%), Noble Corporation plc (2.50%), Pioneer Natural Resources Company (2.46%), Chesapeake Energy Corporation (2.44%), Diamond Offshore Drilling, Inc. (2.44%), Devon Energy Corporation (2.42%), Anadarko Petroleum Corporation (2.40%), Transocean Ltd. (2.40%) and Ensco plc (2.39%).

Selection and Removal of Constituents

The Index includes all stocks of companies included in the S&P 500® Index that are classified in the GICS Energy Sector. The Index is not separately constituted, and constituent stocks are added to or removed from the Index only when the stocks are added to or removed from the S&P 500® Index or when such stock’s GICS sector classification is changed. If a change is made to a constituent stock’s GICS classification, the change will be reflected in the Index. Industry group, industry or sub-industry classification changes have no effect so long as the constituent stock remains in the S&P 500® Index and is classified in the GICS Energy Sector. The S&P 500® Index is intended to provide a performance benchmark for the U.S. equity markets. The 500 companies included in the S&P 500® Index and from which the companies included in the Index are determined are not the 500 largest companies listed on the NYSE and not all 500 companies are listed on such exchange. S&P Dow Jones Indices chooses companies for inclusion in the S&P 500® Index with an aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market. S&P Dow Jones Indices may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500® Index to achieve the objectives stated above.

To qualify for inclusion in the S&P 500® Index, a stock must meet the following criteria:

•                  Market Capitalization - A company must have an unadjusted market capitalization of at least $5.3 billion.

•                  Liquidity - A stock must have adequate liquidity and a reasonable price, which consists of a ratio of annual dollar value traded to float adjusted market capitalization of 1.0 or greater and a minimum of 250,000 shares traded in each of the six months leading up to the evaluation date.

•                  Domicile - A company must be a “‘U.S. Company.” A company is a U.S. Company if (i) it files annual reports on Form 10-K with the SEC and is not considered a foreign entity by the SEC, (ii) the U.S. portion of its fixed assets and revenues constitutes a plurality of the total (though such U.S. assets and revenues need not exceed 50%) (when these factors are in conflict, assets determine plurality, unless there is incomplete asset information, in which case revenues determine plurality), (iii) the primary listing of the stock is the NYSE (including NYSE Arca and NYSE MKT), the NASDAQ Global Select Market, the NASDAQ Select Market or the NASDAQ Capital Market (American depositary receipts are not eligible for inclusion), and (iv) its corporate governance structure is consistent with U.S. practice. In situations where the only factor suggesting a company is not a U.S. Company is its tax registration in a domicile of convenience chosen for tax-related reason, S&P Dow Jones Indices will normally determine that the company is a U.S. Company. In addition, in situations where the fixed assets and revenues test is not met or is ambiguous, S&P Dow Jones Indices may conclude that the company is a U.S. Company if the company’s primary listing, headquarters and jurisdiction of incorporation are all in the United States and/or a domicile of convenience.

•                  Public Float - A stock must have public float of at least 50%.

•                  Sector Classification — A stock must contribute to the industry group to which it is assigned, as measured by a comparison of the sector’s weight in the S&P 500® Index and its weight in the market in the relevant market capitalization range.

•                  Financial Viability — The sum of a company’s most recent four consecutive quarters’ as-reported earnings (defined as GAAP net income excluding discontinued operations and extraordinary items) should be positive, as should the most recent quarter. Another measure of financial viability is a company’s balance sheet leverage, which should be operationally justifiable in the context of both its industry peers and its business model.

•                  Initial Public Offering Treatment - Initial public offerings should be seasoned for 6 to 12 months before being considered for addition into the S&P 500® Index.

•                  Eligible Securities — Eligible securities include all U.S. common equities listed on the NYSE (including NYSE Arca and NYSE MKT), the NASDAQ Global Select Market, the NASDAQ Select Market and the NASDAQ Capital Market. Ineligible securities include business development companies, limited partnerships, master limited partnerships, OTC bulletin board issues, closed-end funds, exchange-traded funds, exchange-traded notes, royalty trusts, tracking stocks, preferred and convertible preferred shares, unit trusts, equity warrants, convertible bonds, investment trusts, rights, American depositary receipts, American depositary shares and master limited partnership investment trust units. Real estate investment trusts are eligible for inclusion.

A company that is involved in a merger, acquisition or significant restructuring will be deleted from the S&P 500® Index if it no longer meets the inclusion criteria. If a constituent stock is removed from the S&P 500® Index as a result of merger, acquisition or other corporate action, such stock will be removed at a time announced by S&P Dow Jones Indices, normally at the close of the last day of trading or expiration of a tender offer. A constituent stock that is halted from trading may be kept in the S&P 500® Index until trading resumes, subject to the discretion of S&P Dow Jones Indices.  If a company is moved to the pink sheets or the bulletin board, the stock is removed from the S&P 500® Index.  Index changes are announced with one to five days’ advance notice.

S&P Dow Jones Indices believes turnover in index membership should be avoided when possible. At times a company may appear to temporarily violate one or more of the addition criteria. However, the addition criteria are for addition to the S&P 500® Index, not for continued membership. As a result, an index constituent that appears to violate criteria for addition to the S&P 500® Index is not deleted unless ongoing conditions warrant an index change.

When a company is added to the S&P 500® Index or a GICS reclassification is made in the middle of the quarter, stocks in the Index may be replaced, added or removed accordingly. When a new stock replaces another stock in the Index, the new stock takes the weight of the stock that it replaced. The one exception is when a stock is removed from the Index at a price of $0.00. In such case, the stock’s replacement is added to the Index at the weight using the previous day’s closing value, or the most immediate prior business day that the deleted stock was not valued at $0.00. When a new stock is added to the Index or a constituent stock is removed from the Index, the weights of all stocks in the Index will change, due to the absolute change in the number of Index constituents.

Calculation and Maintenance of the Index

The Index is calculated by the divisor methodology used in all equity indices maintained by S&P Dow Jones Indices. The daily calculation of the Index Value is computed by dividing the total Adjusted Market Value of the Index stocks by a number, which we refer to as the Index divisor. The initial Index divisor is set to have a base Index Value of 353.4 on December 29, 1989. By itself, the Index divisor is an arbitrary number. However, in the context of the calculation of the Index, the Index divisor keeps the Index comparable over time and is the manipulation point for all adjustments to the Index, including each rebalancing of the Index.

The composition of the Index is reviewed quarterly. Rebalancings occur after the market close on the third Friday of the quarter ending month. At each quarterly rebalancing, the Index stocks are equally-weighted using closing prices as of the second Friday of the quarter ending month as the reference price. Each Index stock is assigned an equal weight as of the pricing reference date. In order to maintain continuity of the Index, the Index Value is not altered by the rebalancing; instead, the Index divisor is adjusted as follows:

(Index Value)before rebalancing        =          (Index Value)after rebalancing

Therefore, (Index Divisor)after rebalancing   =          (Total Adjusted Market Value)after rebalancing

(Index Value)before rebalancing

As the prices of the Index stocks move, the weightings in the Index will change. A more frequent rebalancing will result in higher turnover of Index stocks; and less frequent rebalancing may result in significant deviations from the equal weights. The S&P 500® Equal Weight Index is rebalanced quarterly to coincide with the quarterly share adjustments of the S&P 500® Index.

Index maintenance includes monitoring and completing the adjustments for company additions and deletions, GICS reclassifications, share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spin-offs.

To prevent the Index Value from changing due to corporate actions, all corporate actions which affect the total Adjusted Market Value of the Index require S&P Dow Jones Indices to make an Index divisor adjustment in the same manner as quarterly rebalancings. By adjusting the Index divisor for the change in total Adjusted Market Value, the Index Value remains constant. The Index divisor is adjusted such that the Index Value at an instant prior to a change in the base capital equals the Index Value immediately following the change. This helps maintain the value of the Index as an accurate barometer of equity sector stock performance and ensures that the movement of the Index does not reflect the corporate actions of individual companies in the Index. All Index divisor adjustments are made by S&P Dow Jones Indices after the close of trading and after the calculation of the closing Index Value. Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the Index and do not require Index divisor adjustments.

The tables below summarize the types of Index maintenance adjustments and indicate whether or not S&P Dow Jones Indices will require an Index divisor adjustment:

Type of S&P 500® Action	Adjustment Factor	Divisor Adjustment Required

Constituent change	New constituent replaces the dropped stock in the S&P 500® Equal Weight Index with the same weight.	No, except in the case of stocks removed at $0.00

For equal and modified market cap weighted indices, when a stock is removed from an index at a price of $0.00, the stock’s replacement will be added to the index at the weight using the previous day’s closing value, or the most immediate prior business day that the deleted stock was not valued at $0.00.

The Index may have divisor changes.

Constituent change – deletion only to the Index	The weights of all stocks in the Index will change, due to the absolute change in the number of Index constituents. Relative weights will stay the same.	Yes

Type of S&P 500® Action	Adjustment Factor	Divisor Adjustment Required

Constituent change – addition only to the Index

The weights of all stocks in the Index will change, due to the absolute change in the number of Index constituents. The stock being added will enter the Index at the modified market capitalization of the company being replaced in the S&P 500® Equal Weight Index. Relative weights of the sector constituents preceding the addition will stay the same.

Yes

Share changes between quarterly share adjustments	None	No

Quarterly share changes	There is no direct adjustment; however, on the same date the Index rebalancing takes place.	Only because of the Index rebalancing.

GICS change	Yes	Yes

Type of Corporate Action	Adjustment Factor	Divisor Adjustment Required

Spin-Off

No weight change. The price is adjusted to price of parent company minus (price of spin-off company/share exchange ratio). Number of shares of the Index stock changes so that the company’s weight remains the same as its weight before the spin-off.

No

Rights Offering

The price is adjusted to price of parent company minus (price of rights offering/rights ratio). Number of shares of the Index stock changes so that the company’s weight remains the same as its weight before the rights offering.

No

Stock split	Number of shares of the Index stock is multiplied by and the price of the Index stock is divided by the split factor.	No

Share issuance or share repurchase	None	No

Special dividends	Price of the stock making the special dividend payment is reduced by the per share special dividend amount after the close of trading on the day before the dividend ex-date.	Yes

The Index and S&P Dow Jones Indices’s other U.S. indices are float-adjusted, meaning that the indices will reflect only those shares that are generally available to investors in the market rather than all of a company’s outstanding shares. S&P Dow Jones Indices seeks to distinguish between strategic shareholders, whose holdings depend on concerns such as maintaining control, and shareholders acting as investors, who consider changes in the stock’s price and earnings of the company’s operations as possible reasons to buy or sell the stock. Indices maintained by S&P Dow Jones Indices exclude closely held shares from the index calculation because such shares are not available to investors. For each stock, S&P Dow Jones Indices calculates an Investable Weight Factor which is the percentage of total shares outstanding that are included in the index calculation.

Market Disruption Events

When an exchange is forced to close early due to unforeseen events, such as computer or electric power failures, weather conditions or other events, S&P Dow Jones Indices will calculate the closing level of the Index based on (1) the closing prices published by the exchange, or (2) if no closing price is available, the last regular trade reported for each stock before the exchange closed. In all cases, the prices will be from the primary exchange for each stock in the Index. If an exchange fails to open due to unforeseen circumstances, S&P Dow Jones Indices will use the prior day’s closing prices. If all exchanges fail to open, S&P Dow Jones Indices may determine not to publish the Index for that day.

License Agreement between S&P Financial Services LLC and The Goldman Sachs Group, Inc.

The “ S&P 500® Index, the S&P 500® Equal Weight Index and the S&P 500® Equal Weight Energy Index”, (collectively, the “Index”) is a product of S&P Dow Jones Indices LLC (“SPDJI”), and has been licensed for use by The Goldman Sachs Group, Inc.  Standard & Poor’s® and S&P® are registered trademarks of Standard & Poor’s Financial Services LLC (“S&P”); Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”); and these trademarks have been licensed for use by SPDJI and sublicensed for certain purposes by The Goldman Sachs Group, Inc.  The Goldman Sachs Group, Inc.’s securities, including the underlier-linked notes,  are not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, or their respective affiliates.

S&P Dow Jones Indices makes no representation or warranty, express or implied, to the owners of the The Goldman Sachs Group, Inc.’s underlier-linked notes, or any member of the public regarding the advisability of investing in securities generally or in The Goldman Sachs Group, Inc.’s underlier-linked notes particularly or the ability of the Index to track general market performance.  S&P Dow Jones Indices’ only relationship to The Goldman Sachs Group, Inc. with respect to the Index is the licensing of the Index and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its licensors.  The Index is determined, composed and calculated by S&P Dow Jones Indices without regard to The Goldman Sachs Group, Inc. or The Goldman Sachs Group, Inc.’s underlier-linked notes.  S&P Dow Jones Indices have no obligation to take the needs of The Goldman Sachs Group, Inc. or the owners of The Goldman Sachs Group, Inc.’s   underlier-linked notes into consideration in determining, composing or calculating the Index.  S&P Dow Jones Indices are not responsible for and have not participated in the determination of the prices, and amount of  The Goldman Sachs Group, Inc.’s underlier-linked notes or the timing of the issuance or sale of The Goldman Sachs Group, Inc.’s underlier-linked notes or in the determination or calculation of the equation by which The Goldman Sachs Group, Inc.’s underlier-linked notes is to be converted into cash, surrendered or redeemed, as the case may be.  S&P Dow Jones Indices have no obligation or liability in connection with the administration, marketing or trading of The Goldman Sachs Group, Inc.’s underlier-linked notes. There is no assurance that investment products based on the Index will accurately track index performance or provide positive investment returns.  S&P Dow Jones Indices LLC is not an investment advisor.  Inclusion of a security within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security, nor is it considered to be investment advice.

S&P DOW JONES INDICES DOES NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE INDEX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO.  S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN.  S&P DOW JONES INDICES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR

FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY THE GOLDMAN SACHS GROUP, INC., OWNERS OF THE GOLDMAN SACHS GROUP, INC. UNDERLIER-LINKED NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR WITH RESPECT TO ANY DATA RELATED THERETO.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE.  THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND THE GOLDMAN SACHS GROUP, INC., OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

Historical Closing Levels of the Underlier

The closing level of the underlier has fluctuated in the past and may, in the future, experience significant fluctuations.  Any historical upward or downward trend in the closing level of the underlier during the period shown below is not an indication that the underlier is more or less likely to increase or decrease at any time during the life of your notes.

You should not take the historical levels of the underlier as an indication of the future performance of the underlier.  We cannot give you any assurance that the future performance of the underlier or the underlier stocks will result in your receiving an amount greater than the outstanding face amount of your notes on the stated maturity date.

Neither we nor any of our affiliates make any representation to you as to the performance of the underlier.  The actual performance of the underlier over the life of the offered notes, as well as the cash settlement amount, may bear little relation to the historical levels shown below.

The graph below shows the daily historical closing levels of the underlier from November 2, 2006 through January 12, 2015. We obtained the closing levels in the graph below from Bloomberg Financial Services, without independent verification.

VALIDITY OF THE NOTES

In the opinion of Sidley Austin LLP, as counsel to The Goldman Sachs Group, Inc., when the notes offered by this pricing supplement have been executed and issued by The Goldman Sachs Group, Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such notes will be valid and binding obligations of The Goldman Sachs Group, Inc., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the Federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee's authorization, execution and delivery of the indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated September 15, 2014, which has been filed as Exhibit 5.5 to The Goldman Sachs Group, Inc.'s registration statement on Form S-3 filed with the Securities and Exchange Commission on September 15, 2014.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this pricing supplement, the accompanying product supplement, the accompanying general terms supplement, the accompanying prospectus supplement or the accompanying prospectus.  We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.  This pricing supplement, the accompanying product supplement, the accompanying general terms supplement, the accompanying prospectus supplement and the accompanying prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so.  The information contained in this pricing supplement, the accompanying product supplement, the accompanying general terms supplement, the accompanying prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

Pricing Supplement

		$2,500,000 The Goldman Sachs Group, Inc. Buffered S&P 500® Equal Weight Energy Index-Linked Notes due 2017 Goldman, Sachs & Co.

	Page
Summary Information	PS-4
Hypothetical Examples	PS-7
Additional Risk Factors Specific to Your Notes	PS-11
The Underlier	PS-15
Validity of the Notes	PS-23

Product Supplement No. 3136 dated September 15, 2014

Summary Information	S-1
Hypothetical Returns on the Underlier-Linked Notes	S-10
Additional Risk Factors Specific to the Underlier-Linked Notes	S-30
General Terms of the Underlier-Linked Notes	S-35
Use of Proceeds	S-40
Hedging	S-40
Supplemental Discussion of Federal Income Tax Consequences	S-42
Employee Retirement Income Security Act	S-49
Supplemental Plan of Distribution	S-50

General Terms Supplement dated September 26, 2014

Additional Risk Factors Specific to the Notes	S-1
Supplemental Terms of the Notes	S-13
The Underliers	S-33
S&P 500® Index	S-37
MSCI Indices	S-42
Hang Seng China Enterprises Index	S-50
Russell 2000® Index	S-55
FTSE® 100 Index	S-62
EURO STOXX 50® Index	S-67
TOPIX	S-73
The Dow Jones Industrial AverageSM	S-78
The iShares® MSCI Emerging Markets ETF	S-81

Prospectus Supplement dated September 15, 2014

Use of Proceeds	S-2
Description of Notes We May Offer	S-3
Considerations Relating to Indexed Notes	S-19
United States Taxation	S-22
Employee Retirement Income Security Act	S-23
Supplemental Plan of Distribution	S-24
Validity of the Notes	S-26

Prospectus dated September 15, 2014

Available Information	2
Prospectus Summary	4
Use of Proceeds	8
Description of Debt Securities We May Offer	9
Description of Warrants We May Offer	39
Description of Purchase Contracts We May Offer	56
Description of Units We May Offer	61
Description of Preferred Stock We May Offer	67
Description of Capital Stock of The Goldman Sachs Group, Inc.	75
Legal Ownership and Book-Entry Issuance	80
Considerations Relating to Floating Rate Securities	85
Considerations Relating to Indexed Securities	87
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	88
United States Taxation	91
Plan of Distribution	114
Conflicts of Interest	117
Employee Retirement Income Security Act	118
Validity of the Securities	119
Experts	119
Review of Unaudited Condensed Consolidated Financial Statements by Independent Registered Public Accounting Firm	120
Cautionary Statement Pursuant to the Private Securities Litigation Reform Act of 1995	120